Exhibit 10.12(b)
REAL ESTATE LICENSE AGREEMENT
(Leased Premises)
     This REAL ESTATE LICENSE AGREEMENT (this “License Agreement”) is made as of the [___] day of [_______,] 2010, between Liberty Mutual Group Inc., a Massachusetts corporation (“Licensor” or “LMGI”), and Liberty Mutual Agency Corporation, a Delaware corporation (“Licensee” or “LMAC”).
WITNESSETH:
     WHEREAS, by those certain lease agreements set forth on Schedule I annexed hereto and incorporated herein (each a “Lease” and collectively, the “Leases”), a subsidiary of Licensor did hire and lease those certain spaces more particularly described in the Leases (the “Premises”) and each such subsidiary is the current holder of the leasehold estates created thereby; and
     WHEREAS, the parties desire, by this License Agreement, to provide for the use and occupancy of certain spaces as set forth in Schedule II annexed hereto and incorporated herein (each space to be referred to herein as a “License Area” and collectively, the “License Areas”), each of which is located in the Premises as set forth in the related Leases.
     NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:
     1. License.
     (a) Licensor hereby grants to Licensee a license (the “License”) to use and occupy the License Areas and rights of access thereto for the purposes hereinafter provided as of the Commencement Date (as hereinafter defined), for the applicable License Period (as hereinafter defined). Licensee hereby accepts and agrees to use such License for the License Period for each License Area. In connection with its use of each License Area and to the extent applicable, Licensee shall also have the non-exclusive right to use (a) in common with Licensor and the other occupants of the building in which the Premises are located, the common areas outside the Premises that Licensor has the right to use, and (b) in common with the Licensor and the other occupants of the Premises, the hallways, stairways, elevators, restrooms, kitchens, break rooms, photocopy rooms, facsimile rooms, conference rooms and other areas of the Premises (including the equipment and supplies located therein) that may be reasonably necessary for Licensee’s use of the Premises, except those areas that Licensor may designate as private.
     (b) Licensee has inspected and is familiar with the License Areas and accepts same in their “as is” condition as of the Commencement Date. Licensor shall not be required to perform any work or furnish any materials in order to prepare the License Areas for Licensee’s occupancy, except to the extent expressly provided for in the Leases.
     (c) Licensor and Licensee acknowledge that certain License Areas may be occupied by both Licensor and Licensee with no physical segregation by walls or partitions (“Commingled License Areas”). Each of Licensor and Licensee shall, in its use of respective portions of Commingled License Areas, respect the procedures that each may establish to maintain the privacy and confidentiality of its business records, and each party shall promptly return to the other, without outside disclosure, any misdirected records or information of the other party that may happen to come into the possession of personnel of that party.
     (d) Notwithstanding anything to the contrary contained in this License Agreement Licensee does not have any rights in respect of the License Areas or the Premises greater than Licensor’s rights under the Leases.
     2. License Period.
     (a) The “License Period” for each License Area shall commence on the date hereof (the “Commencement Date”) and, subject to the provisions of subparagraph (b) below (as and to the extent applicable), shall continue until (i) expiration at 11:59 P.M. on the date that is one (1) day prior to the expiration date of the term of the related Lease covering the related License Area (the “Lease Expiration Date”), (ii) terminated by Licensor upon written notice to Licensee after such time as LMGI or its subsidiaries cease to Beneficially Own, in the aggregate, shares entitled to more than fifty percent (50%) of the votes entitled to be cast by the holders of the then outstanding Common Stock of LMAC (the “Licensor Termination Date”), or (iii) terminated (A) by mutual agreement of the parties, (B) pursuant to any term or provision hereof or (C) pursuant to law (each of (A), (B) and (C) of clause (iii) a “Termination Event”). For the avoidance of doubt, Schedule II herein sets forth the License Expiration Date for each License Area.
     (b) In the event the term of a Lease covering a License Area shall sooner terminate for any reason whatsoever, the License Period for the License Area shall automatically terminate on the date of such termination of such Lease (“Lease Termination Date”).
     (c) The term of this License Agreement (“Term”) shall commence on the Commencement Date and shall continue until the later of the last (i) Lease Expiration Date, (ii) Licensor Termination Date, (iii) Termination Event or (iv) Lease Termination Date (together, the “Termination Dates”).
     (d) Licensor and Licensee agree to amend Schedule I and Schedule II from time to time to reflect the then current Leases and License Areas subject to this License Agreement, including any new Leases and License Areas that may be added to this License Agreement by mutual agreement of both parties.
     3. License Fee. Licensee shall pay a license fee for the License Areas at rates, in the manner, and on the dates as Licensor shall determine from time to time (the “License Fee”). The License Fee payable for a particular License Area shall be comparable to Licensor’s costs in occupying, maintaining and using the Premises in the related Lease, as determined by Licensor in a fair, equitable and consistent manner.
     4. Obligations. Excluding the matters contained herein which will be governed by this License Agreement, Licensee agrees (i) to be bound by the terms and conditions of the Lease, (ii) to perform Licensor’s obligations with respect to the License Areas as set forth in the Leases with respect to periods on and after the Commencement Date, and (iii) to be subject to the terms and conditions of any landlord consent to this License Agreement. Licensor shall in no event be obligated to perform landlords’ obligations under the Leases or to enforce the terms, covenants, obligations and conditions on the part of, or to be performed by, landlords under the Leases. With respect to the performance of obligations required of landlords under the Leases, Licensor’s sole obligation with respect thereto shall be to reasonably cooperate with Licensee so as to enable Licensee to obtain such services, but in no event shall Licensor be obligated to incur any expense associated with such effort. Licensor shall not be liable in damages, nor shall the License Fee abate hereunder, for or on account of any failure by any landlord to perform its obligations and duties imposed on it under a Lease. To the extent that any services to a License Area have been supplied directly by Licensor prior to the Commencement Date, then Licensor shall continue to provide such services to such License Area during the related License Period. Licensor shall provide such services to such License Area in substantially the same manner and quality as Licensor has provided the same to the License Area prior to the Commencement Date or in substantially the same manner and quality as Licensor provides such services to itself. Licensor hereby grants to Licensee the right to receive all of the services and benefits with respect to the License Areas which are to be provided by the related landlords under the Leases.
     5. Uses. Licensee shall only use and occupy a License Area for the permitted use under the related Lease and for no other purpose.
     6. Compliance with Law; Observance of Lease Provisions.
     (a) To the extent required of the tenant under a related Lease, Licensee shall promptly comply with all present and future applicable laws and regulations of all state, Federal, municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law, and all orders, rules and regulations of any Board of Fire Underwriters or any similar body having jurisdiction which shall impose any violation, order or duty upon Licensor, any landlord of Licensor or Licensee with respect to the related License Area.
     (b) To the extent required under a related Lease, Licensor shall use commercially reasonable efforts to obtain the consent of the related landlord for Licensee to license the related License Area.
     (c) Licensee shall not violate applicable provisions of any Lease governing the manner of use of the related License Area, the use of building elevators, building common areas, and similar provisions, so as to cause a default thereunder.
     (d) This License Agreement is subject to, and Licensee accepts this License Agreement subject to all the terms, covenants, provisions, conditions and agreements contained in the Leases and the matters to which the related landlords are subject and subordinate, all of which are made a part of this License Agreement as though fully set forth herein as if Licensee were the tenant named therein and Licensor were the landlord named therein. This License Agreement shall also be subject to, and Licensee accepts this License Agreement also subject to, any amendments and supplements to the Leases hereafter made between any landlord and Licensor. Licensee covenants and agrees (i) to perform, observe and be bound by each and every covenant, condition and provision of the related Leases as applicable to the related License Area (including the building rules and regulations), and (ii) that Licensee will not do or cause to be done or suffer or permit its agents or employees to do any act or thing to be done which would or might cause the landlord or the rights of Licensor as tenant thereunder to any Lease be cancelled, terminated or forfeited or make Licensor liable for any damages, claim or penalty.
     7. Repairs. Licensee, throughout the License Period, shall take good care of the License Areas and the fixtures and appurtenances therein as required of the tenant pursuant to the terms of the related Leases. Licensor shall make, or exercise reasonable efforts to cause to be made by such related landlord responsible for such repairs, all necessary structural and other repairs (for which Licensee is not responsible pursuant to the provisions hereof) to the License Area.
     8. Casualty. In the event a License Area is damaged by fire or the occurrence of a casualty or subject to condemnation (each, a “Casualty”), the applicable terms of the related Lease shall govern. To the extent a Lease gives Licensor any rights, including, without limitation, a right to terminate the Lease following a Casualty, such rights shall be reserved to and exercisable solely by Licensor, in its sole discretion.
     9. Insurance and Indemnity.
     (a) Licensor shall, for itself and for the benefit of Licensee, maintain in full force and effect throughout the related License Periods with respect to the related License Area the insurance required to be maintained by Licensor, as tenant, under the related Lease. Notwithstanding the foregoing, Licensor shall have the option to assist Licensee in finding an acceptable arrangement to replace the insurance coverages referred to in this Section 9(a).
     (b) For each License Area, Licensee shall owe the same indemnification obligations to Licensor as set forth in the Lease covering such License Area as if the words “Owner” or “Landlord” and “Tenant “or “Lessee” or words of similar import, wherever the same appear in the related Lease pertaining to indemnification were construed to mean, respectively, “Licensor” and “Licensee”. To the extent applicable, if Licensor is the beneficiary of an indemnity or release from the landlord under a Lease, Licensor shall use commercially reasonable efforts to similarly indemnify or release Licensee, to the extent Licensor actually receives the benefit of such indemnity or release.
     10. Assignment; Sublicensing. The License granted hereby is personal to Licensee and except as set forth in Section 23(h) shall not be assigned nor shall Licensee sublicense or otherwise permit or suffer the occupancy of all or any part of the License Area(s) by any third party without first obtaining (i) the prior written consent of Licensor, which may be withheld in its sole discretion, and (ii) if required by the related Lease, the landlord. Any attempted assignment or sublicense or occupancy of the License Area in contravention of the foregoing shall be void and a default of this License Agreement.
     11. Alterations; Restoration. Licensee shall not make or suffer to be made any alterations, additions, or improvements in, on, or to the License Areas or any part thereof without first obtaining (i) the prior consent of Licensor, which consent may be withheld in Licensor’s sole discretion, and (ii) if required by the related Lease, the prior written consent of the related landlord of such Lease (which Licensor or Licensee shall request from landlord). All such alterations shall be at Licensee’s sole cost and expense. Licensor, at the time of giving consent to any alterations by Licensee, shall notify (which notice may be oral) Licensee if any such alterations must be removed and the License Area restored, at the expiration or sooner termination of the applicable License Period.
     12. Default. If either party defaults in the performance of any of its obligations hereunder with respect to a License Area or the License Areas and such default continues for more than thirty (30) days after receipt of written notice from the nondefaulting party (except that if such default cannot be reasonably cured with the exercise of reasonable diligence during said 30-day period, such period shall be extended for reasonable additional time, provided that the defaulting party has commenced to cure such default within the 30-day period and proceeds diligently thereafter to effect such cure), the nondefaulting party shall have the right to terminate the License herein granted with respect to the applicable License Area and pursue any other remedies available at law or in equity, except as limited in paragraph 13 hereof.
     13. Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LICENSE AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY PUNITIVE, INDIRECT, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES, INCLUDING LOSS OF GOODWILL OR LOSS OF PROFITS.
     14. Notices. All notices and other communications provided for hereunder shall be dated and in writing and shall be deemed to have been given (i) when delivered, if delivered personally, sent by email or sent by registered or certified mail, return receipt requested, postage prepaid, (ii) on the next business day if sent by overnight courier or (iii) when received if delivered otherwise. Such notices shall be delivered to the address set forth below, or to such other address or email address as a party shall have furnished to the other party in accordance with this Section 15.
     If to Licensor:
Liberty Mutual Group Inc.
175 Berkeley Street
Boston, MA 02116
Attention: Director of Facilities
With copies to:
Liberty Mutual Group Inc.
175 Berkeley Street
Boston, MA 02116
Attention: General Counsel
Liberty Mutual Group Inc.
175 Berkeley Street
Boston, MA 02116
Attention: Chief Financial Officer

If to Licensee:
Liberty Mutual Agency Corporation
175 Berkeley Street
Boston, MA 02116
Attention: Chief Financial Officer
With a copy to:
Liberty Mutual Agency Corporation
175 Berkeley Street
Boston, MA 02116
Attention: General Counsel
     15. Waiver of Claims. As to the period from and after the Commencement Date, notwithstanding anything to the contrary herein, each party hereto waives all claims against the other party, its agents and employees for damage to property sustained by the waiving party resulting from damage to the License Areas or the Premises, as the case may be, its fixtures or any of the waiving party’s personal property, or resulting directly or indirectly from any act or omission of the other party. All property belonging to the waiving party or any occupant of the License Areas or the Premises, as the case may be, shall be there at the risk of the waiving party or such other occupant only, and the other party shall not be liable for damage thereto or theft or misappropriation thereof. The waiving party (and any such occupant) shall look to any insurance coverage that it may have for recovery of any loss or damage to property that such waiving party or such occupant may sustain.
     16. Surrender. On the related Termination Dates, or sooner termination of the License with respect to the related License Area, Licensee, shall surrender the related License Area in broom-clean condition, ordinary wear and tear, fire and other casualty excepted, and otherwise comply with the surrender provisions of the Lease to the extent applicable to the License Area.
     17. Subordination. The License granted herein is subject and subordinate to all ground and underlying leases affecting the real property of which the License Areas form a part and to all mortgages which may now or hereafter affect such leases or such real property.
     18. Warranties. EXCEPT AS SET FORTH IN THIS LICENSE AGREEMENT, THE PARTIES DO NOT MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THIS LICENSE AGREEMENT, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     19. Inability To Perform. Neither party shall be responsible for delays in the performance of its obligations caused by events beyond that party’s reasonable control, including, but not limited to, acts of God.

     20. Good Faith. The parties recognize that this License Agreement may not be dispositive of all matters and issues that may arise during the License Period with respect to the License Areas. As and when issues and matters arise during the course of the License Period that are not definitively controlled by the provisions of this License Agreement or the related Lease, the parties shall act reasonably and in good faith endeavor to adjust and resolve such issues and matters.
     21. Landlord’s Responsibilities. Licensee recognizes that Licensor is not in a position to furnish the services set forth in the Leases, obtain an agreement of nondisturbance, or to perform certain other obligations which are not within the control of Licensor. If Licensor institutes an enforcement action to compel a landlord under a Lease to perform its obligations with respect not only to the License Area, but also with respect to other portions of the Premises, the reasonable costs and expenses of such enforcement action shall be equitably apportioned so that, insofar as can be practically determined, each party shall bear its allocable share of such costs and expenses.
     22. Parking. Subject to the terms of the related Lease, Licensor shall afford Licensee an equitable share of the parking spaces allocated to Licensor pursuant to the Lease. Licensee shall have access to the parking area to the same extent Licensor has access to the parking area under the related Lease. If Licensor is charged for parking under any or all of the Leases, Licensor and Licensee shall determine an equitable allocation of such parking charges.
     23. Miscellaneous.
     (a) Counterparts. This License Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.
     (b) Governing Law. This License Agreement shall be construed and enforced in accordance with, and the rights and duties of the parties shall be governed by, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely in such Commonwealth (without giving effect to conflicts of laws provisions thereof).
     (c) Descriptive Headings. The descriptive headings of the several articles and sections of this License Agreement are inserted for reference only and shall not limit or otherwise affect the meanings hereof.
     (d) Attachments and Exhibits. All attachments and exhibits to this License Agreement are hereby made a part hereof as if fully set out herein.
     (e) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by applicable law. To the extent that any such provision is so held to be invalid, illegal or unenforceable, Licensor and Licensee shall in good faith use their best efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.
     (f) Site Specific Agreement. The parties shall execute or cause their applicable subsidiaries to execute any additional agreements as may be reasonably necessary to effectuate the intent of this License Agreement.
     (g) Certain Definitions:
(1)	“Beneficially Own,” “Beneficially Owned” and “Beneficially Owning” shall mean beneficial ownership within the meaning of Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act

(2)	“Common Stock” means, collectively, the Class A Common Stock and Class B Common Stock of LMAC and any other class or series of common stock of LMAC hereafter created.

(3)	“Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of LMAC.

(4)	“Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of LMAC.

(5)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(6)	“SEC” means the Securities and Exchange Commission.

(7)	“subsidiary” means : (a) any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares or other voting securities outstanding thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person; and (b) the majority control of the election of the Board of Directors for any corporation, association, or other business entities; and (c) any partnership or limited liability company (i) the sole general partner or the managing general partner or managing member of which is such Person or one or more of the other subsidiaries of such person or (ii) the only general partners or members of which are such person or one or more of the other subsidiaries of such person; provided that the term subsidiary (i) when used with regard to LMGI excludes LMAC and its subsidiaries.
     (h) Subsidiary Rights and Obligations. If any of the Premises are leased by a subsidiary of Licensor, (a) Licensor shall cause its subsidiary to license the applicable License Area to Licensee and to perform all of the requirements of Licensor hereunder as to such Premises, (b) such subsidiary may exercise the rights of Licensor hereunder as to such Premise, and (c) references herein to Licensor shall mean Licensor’s subsidiary as to such Premises. In addition, if any of the Licensed Areas are occupied by a subsidiary of Licensee, (i) Licensee’s subsidiary shall have the right to occupy such License Area and exercise the rights of Licensee hereunder as to such Premises, (ii) Licensee shall cause its subsidiary to perform all of the obligations of Licensee hereunder as to such License Area, and (iii) references herein to Licensee shall mean Licensee’s subsidiary as to such License Area.
     (i) Other. Time is of the essence with respect to the performance of every provision of this License Agreement in which time of performance is a factor. When a party is required to do something by this License Agreement, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. Whenever one party’s consent or approval is required to be given as a condition to the other party’s right to take any action pursuant to this License Agreement, unless another standard is expressly set forth, such consent or approval shall not be unreasonably withheld or delayed. This License Agreement may be executed in counterparts. Any executed copy of this License Agreement shall be deemed an original for all purposes.
     (j) Relationship of the Parties. The relationship between Licensor and Licensee is solely that of licensor and licensee, and nothing contained in this License Agreement shall be construed as creating a leasehold or tenancy. Licensee does not and will not have a claim of any title, estate or interest in the License Areas or the Premises. Licensee and Licensor acknowledge that neither it nor its respective shareholders, officers, directors, employees or agents shall have any authority to bind the other to any contractual obligation whatsoever, except as expressly permitted herein.
     (k) Corporate Authority. (1) Licensor represents and warrants to Licensee that it has the right, power, legal capacity and authority to enter into and perform its obligations under this License Agreement, and that all necessary approvals and consents have been obtained in connection with the execution and performance of this License Agreement. Licensor further represents and warrants that the execution and delivery of this License Agreement by the Licensor has been approved by all necessary corporate action. (2) Licensee represents and warrants to Licensor that it has the right, power, legal capacity and authority to enter into and perform its obligations under this License Agreement, and that all necessary approvals and consents have been obtained in connection with the execution and performance of this License Agreement. Licensee further represents and warrants that the execution and delivery of this License Agreement by the Licensee has been approved by all necessary corporate action.
     (l) Specific Performance and Other Remedies. (1) The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this License Agreement is not performed in accordance with its specific terms or is otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any party, except as otherwise expressly provided herein, an aggrieved party under this License Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Neither party shall be required to obtain or furnish any bond or similar instrument in connection with or as a condition to obtaining or seeking any such remedy. For the avoidance of doubt, nothing in this License Agreement shall diminish the availability of specific performance of the obligations under this License Agreement or any other injunctive relief. (2) Such remedies, and any and all other remedies provided for in this License Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have. Each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each party hereby further agrees that in the event of any action by the other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
     (m) Amendment and Modification. Subject to applicable law, this License Agreement may be amended, modified or supplemented only by written agreement executed by the parties hereto. Any failure of a party to comply with any obligation, covenant or agreement contained in this License Agreement may be waived by the party entitled to the benefits thereof only by a written instrument duly executed and delivered by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant or agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.
     (n) Entire Agreement. This License Agreement, including any schedules annexed hereto, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this License Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This License Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter other than the intercompany agreement by and between Liberty Mutual Agency Corporation and Liberty Mutual Group Inc., dated as of [_________,] 2010 (the “Intercompany Agreement”). In the event and to the extent that there shall be a conflict between the provisions of this License Agreement and the provisions of the Intercompany Agreement, the Intercompany Agreement shall control, except as otherwise provided therein.
     (o) Further Actions. Each party hereto shall, on notice of request from any other party hereto, take such further action not specifically required hereby at the expense of the requesting party, as the requesting party may reasonably request for the implementation of the transactions contemplated hereby.
     (p) No Third Party Beneficiaries. Nothing in this License Agreement shall convey any rights upon any person or entity which is not a party or a permitted assignee of a party to this License Agreement.
     (q) Drafting of Language. Each of Licensor and Licensee agrees that the drafting of the language contained in this License Agreement was a cooperative effort, that each party was equally responsible for such drafting and that it would be inequitable for either party to be deemed the “drafter” of any specific language contained herein pursuant to any judicial doctrine or presumption relating thereto.
     (r) Interpretation. Whenever the words “include,” “includes” or “including” are used in this License Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this License Agreement refer to this entire License Agreement. Unless the context requires otherwise, words in this License Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.
     24. Nonliabilitv. Licensor and Licensee agree that neither their respective directors, officers, employees, shareholders nor any of their respective agents shall have any personal obligation hereunder, and that Licensor and Licensee shall not seek to assert any claim or enforce any of their rights hereunder against such directors, officers, employees, shareholders or agents.
     25. Dispute Resolution.
          (a) General. Any controversy, claim or dispute arising out of or relating to this License Agreement, or the breach, termination or validity thereof (each, a “Dispute”) shall be resolved as set forth in this Section 25.
          (b) CFO Resolution. Licensor and Licensee shall attempt in good faith to resolve any Dispute promptly by negotiation between each such party’s designated representatives. Within ten (10) days after any party’s receipt of a notice of Dispute from the other party setting forth in detail and together with supporting documentation, if any, the nature and basis of the Dispute (the “Dispute Notice”), to the general counsel and the chief financial officer of Licensor and the general counsel and the chief financial officer of Licensee shall meet in person at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.
          (c) CEO Resolution. If the chief financial officer of either Licensor or Licensee declares an impasse then within thirty (30) days after receipt of the Dispute Notice or as soon thereafter as practicable, the respective chief executive officers of Licensor and Licensee shall meet in person at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.
          (d) Arbitration. If the chief executive officer of either Licensor or Licensee declares an impasse then within sixty (60) days after receipt of the Dispute Notice (or such longer period, if the parties so agree in writing), at the demand of either party, the Dispute shall be referred to, and finally settled by, confidential and binding arbitration in accordance with the then-prevailing JAMS Streamlined Arbitration Rules and Procedures as modified as follows (the “Rules”):
          (i) There shall be three (3) neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within thirty (30) days after receipt of the demand for arbitration. The two (2) arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen (14) days of the designation of the second of the two (2) arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules.
          (ii) Each arbitrator appointed by a party shall be either an attorney with substantial experience with the property and casualty reinsurance and insurance industry and at least ten (10) years admission to the bar, or a property and casualty reinsurance and insurance industry professional of at least ten (10) years standing. The chair of the arbitral tribunal shall either be a practicing attorney with no less than ten (10) years of practice and experience as an arbitrator, with, if possible, experience relating to insurance or reinsurance disputes, or be a retired judge.
          (iii) The place of arbitration shall be Boston, Massachusetts, unless some other place is mutually selected by the parties. The arbitral tribunal shall be required to follow the law of the Commonwealth of Massachusetts. The decision and award of the arbitral tribunal shall be final and binding on the parties and shall be the sole and exclusive remedy between the parties regarding the matter presented to the arbitral tribunal, including any claims, counterclaims, issues or accounting presented to the tribunal. Judgment upon the decision and award may be entered in any court having jurisdiction. The arbitral tribunal is empowered to award any remedy provided for under applicable law and the terms of this License Agreement, including injunction, specific performance or other forms of equitable relief. The arbitral tribunal is not empowered to award damages in excess of compensatory damages. Each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute.
          (iv) Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq.
          (e) Costs. Each party shall bear its own costs in any negotiations pursuant to Sections 25(b) and 25(c) and any arbitration, provided that the parties shall share the fees and expenses of the arbitrators equally as well as any JAMS fees and expenses.
          (f) Confidentiality. All negotiations conducted pursuant to Sections 25(b) and 25(c) shall be confidential and shall be treated as compromise and settlement negotiations and may not be introduced as evidence of an admission against interest of either party and shall not be admissible as evidence in any other proceeding.
          (g) Judicial Remedies. Notwithstanding the foregoing provisions, without first resorting to the negotiation procedures set forth in Sections 25(b) and 25(c) herein either party may seek the provisional judicial remedy of a preliminary injunction or any other form of temporary injunctive relief (including specific performance), if in its reasonable judgment such action is necessary to avoid irreparable harm. Without prejudice to such provisional remedies as may be available under the jurisdiction of such court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.
          (h) Jurisdiction. The parties hereby submit to the jurisdiction of the courts of the Commonwealth of Massachusetts located in Boston, Massachusetts, for the purpose of seeking any provisional remedies as contemplated by Section 25(g) or for any action to compel arbitration or in aid of arbitration or for the enforcement of any arbitral award rendered thereunder. In any such action, suit or proceeding, each of the parties irrevocably and unconditionally waives, and agrees not to assert by way of motion, as a defense or otherwise, any claim that the party is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. To the fullest extent permitted by applicable law, each of the parties irrevocably waives all rights to trial by jury in any such action, suit or other proceeding.
     26. Binding Effect. This License Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto or their respective successors in interest and permitted assigns except as otherwise provided herein, and shall not be modified except by an express written agreement signed by duly authorized representative of both parties.
     27. Cooperation. Should the parties desire to license, sublease, or enter into any other office sharing agreement with each other for spaces and locations not set forth on Schedule I, or to renew or extend any license and consequently the related underlying Lease for any space or location set forth on Schedule I, then the parties agree to cooperate with each other and to provide reasonable assistance to each other in identifying new spaces and entering into new leases, subleases, or other agreements, as applicable, with landlords and other related third parties as well as to cooperate and work with one another to reach mutually acceptable terms and provisions for any license, sublease or related agreement between each other.
     IN WITNESS WHEREOF, the parties have duly executed this License Agreement as of the date first above written.

LICENSOR: Liberty Mutual Group Inc., a Massachusetts corporation
By:
Name:
Title:

LICENSEE: Liberty Mutual Agency Corporation, a Delaware corporation
By:
Name:
Title:

SCHEDULE I
(As of September 1, 2010)
Leases

				Lease
Office				Expiration
#	Location	Address	Premises RSF	Date
0001	Boston, MA	175 Berkeley St./ 30 St. James	426,900	12/31/2024
0007	Loveland, OH	6281 Tri-Ridge Blvd.	84,782	08/31/2010
0011	Plymouth Meeting, PA	450 Plymouth Rd.	37,312	06/30/2011
0013	Troy, MI	5600 New King St.	2,106	06/30/2014
0014	Cincinnati, OH	8044 Montgomery Rd.	3,581	02/28/2015
0017	Owings Mills, MD	10045 Red Run Blvd.	3,276	03/31/2011
0022	Dallas, TX	12750 Merit Dr.	4,174	02/29/2012
0068	Eugene, OR	1400 Executive Pkwy.	3,377	08/31/2014
0087	Missoula, MT	2291 W. Broadway	7,812	03/31/2016
0116	Bedford, NH	10 Corporate Dr.	21,155	06/30/2014
0179	Westborough, MA	114 Turnpike Rd.	35,649	01/31/2016
0190	Eagan, MN	2854 Highway 55	4,229	01/31/2015
0202	New York, NY	114 West 47th St.	24,600	11/30/2014
0237	San Diego, CA	525 B St.	82,357	08/31/2013
0312	Blue Bell, PA	512 E. Township Line Rd.	32,861	08/31/2011
0327	Marlton, NJ	701 Route 73 South	53,169	10/31/2010
0360	Rockville, MD	6101 Executive Blvd.	7,124	04/30/2012
0387	Pittsburgh, PA	12 Federal St.	11,018	08/31/2014
0395	San Francisco, CA	71 Stevenson St.	23,242	07/31/2013
0440	Farmington Hills, MI	34505 W. Twelve Mile Rd.	16,015	10/31/2012
0465	Minneapolis, MN	701 Xenia Avenue South	22,075	06/30/2015
0500	Atlanta, GA	200 Galleria Pkwy, NW	17,510	01/31/2012
0533	Richmond, VA	301 Concourse Blvd.	12,527	03/31/2016
0596	Las Vegas, NV	7881 W. Charleston Blvd.	2,454	08/31/2011
0602	Orange, CA	333 City Blvd. West	41,480	08/31/2011
0608	Sacramento, CA	1750 Howe Ave.	69,167	08/31/2012
0609	Phoenix, AZ	2510 W. Dunlap Ave.	45,863	09/30/2012
0648	Glendale, CA	330 North Brand Blvd.	30,884	09/30/2011
0660	Ontario, CA	3633 E. Inland Empire Blvd.	11,865	04/30/2012
0691	San Diego, CA	9920 Pacific Heights Blvd.	6,931	09/30/2013
0832	Robinson Township, PA	1550 Omega Dr.	13,728	03/31/2014

1

				Lease
Office				Expiration
#	Location	Address	Premises RSF	Date
0837	Syracuse, NY	301 Plainfield Rd.	2,811	09/30/2010
0905	Beaverton, OR	12725 SW Millikan Way	21,969	08/31/2011
0930	Albuquerque, NM	6100 Uptown Blvd.	2,896	07/31/2011
0964	Orlando, FL	1051 Winderly Pl.	3,164	01/31/2012
0973	Houston, TX	13201 Northwest Fwy.	25,441	02/28/2013
002C	Round Rock, TX	1000 Heritage Center Cir.	147	05/31/2011
004A	Walnut Creek, CA	1340 Treat Blvd.	25,357	08/31/2014
004D	Hamilton, OH	131-136 N. Third St.	143,724	08/31/2010
008A	St. Louis, MO	14500 South Outer 40	14,664	06/30/2014
012A	Portland, ME	56 Northport Dr.	8,238	04/07/2014
013A	Rocky Hill, CT	795 Brook St.	18,328	11/30/2013
015A	Camp Hill, PA	275 Grandview Ave.	21,955	02/28/2015
018D	Springfield, MA	1 Federal St.	55,250	06/30/2018
019D	Oklahoma City, OK	14000 Quail Springs Pkwy.	5,969	04/30/2014
025A	Duluth, GA	3555 Koger Blvd.	8,046	05/31/2011
035A	Dallas, TX	3400 Waterview Pkwy.	37,382	01/31/2013
040A	Ruston, LA	500 S. Service Rd. East	19,500	12/31/2011
048C	Charlotte, NH	2359 Perimeter Pointe Pkwy.	114,878	10/31/2017
049A	Pewaukee, WI	N19 W24130 Riverwood Dr.	27,619	02/29/2016
060A	Columbia, MD	6230 Old Dobbin Ln.	18,549	01/31/2011
061C	Columbus, OH	7965 N. High St.	1,861	06/30/2015
063C	Centennial, CO	5975 South Quebec St.	62,782	08/31/2016
082C	Louisville, KY	13101 Magisterial Dr.	3,006	12/31/2013
093C	Raleigh, NC	2610 Wycliff Dr.	4,000	01/31/2014

2

SCHEDULE II
(As of September 1, 2010)
License Areas

			License Expiration
Office #	Location	License Area RSF	Date
0001	Boston, MA	13,000	12/30/2024
0007	Loveland, OH	82,069	08/30/2010
0011	Plymouth Meeting, PA	33,605	06/29/2011
0013	Troy, MI	2,106	06/29/2014
0014	Cincinnati, OH	3,581	02/27/2015
0017	Owings Mills, MD	3,276	03/30/2011
0022	Dallas, TX	4,174	02/28/2012
0068	Eugene, OR	482	08/30/2014
0087	Missoula, MT	6,945	03/30/2016
0116	Bedford, NH	225	06/29/2014
0179	Westborough, MA	89	01/30/2016
0190	Eagan, MN	4,223	01/30/2015
0202	New York, NY	2,660	11/29/2014
0237	San Diego, CA	71,216	08/30/2013
0312	Blue Bell, PA	11,420	08/30/2011
0327	Marlton, NJ	13,763	10/30/2010
0360	Rockville, MD	216	04/29/2012
0387	Pittsburgh, PA	1,231	08/30/2014
0395	San Francisco, CA	3,418	07/30/2013
0440	Farmington Hills, MI	185	10/30/2012
0465	Minneapolis, MN	6,650	06/29/2015
0500	Atlanta, GA	6,506	01/30/2012
0533	Richmond, VA	1,559	03/30/2016
0596	Las Vegas, NV	158	08/30/2011
0602	Orange, CA	785	08/30/2011
0608	Sacramento, CA	581	08/30/2012
0609	Phoenix, AZ	11,307	09/29/2012
0648	Glendale, CA	1,957	09/29/2011
0660	Ontario, CA	210	04/29/2012
0691	San Diego, CA	954	09/29/2013
0832	Robinson Township, PA	6,754	03/30/2014
0837	Syracuse, NY	2,811	09/29/2010
0905	Beaverton, OR	186	08/30/2011

1

			License Expiration
Office #	Location	License Area RSF	Date
0930	Albuquerque, NM	331	07/30/2011
0964	Orlando, FL	3,164	01/30/2012
0973	Houston, TX	1,603	02/27/2013
002C	Round Rock, TX	147	05/30/2011
004A	Walnut Creek, CA	25,357	08/30/2014
004D	Hamilton, OH	143,724	08/30/2010
008A	St. Louis, MO	14,664	06/29/2014
012A	Portland, ME	8,238	04/06/2014
013A	Rocky Hill, CT	18,123	11/29/2013
015A	Camp Hill, PA	21,871	02/27/2015
018D	Springfield, MA	7,370	06/29/2018
019D	Oklahoma City, OK	5,969	04/29/2014
025A	Duluth, GA	8,046	05/30/2011
035A	Dallas, TX	37,382	01/30/2013
040A	Ruston, LA	19,500	12/30/2011
048C	Charlotte, NH	51,146	10/30/2017
049A	Pewaukee, WI	27,490	02/28/2016
060A	Columbia, MD	18,549	01/30/2011
061C	Columbus, OH	1,861	06/29/2015
063C	Centennial, CO	51,552	08/30/2016
082C	Louisville, KY	3,006	12/30/2013
093C	Raleigh, NC	4,000	01/30/2014

2